Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2021 Financial Results

LEAWOOD, KANSAS, USA - April 28, 2021 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2021 financial results.

Euronet reports the following consolidated results for the first quarter 2021 compared with the same period of 2020:

•	Revenues of $652.7 million, a 12% increase from $583.9 million (7% increase on a constant currency[1] basis).
•	Operating income of $10.4 million, a 67% decrease from $31.6 million (70% decrease on a constant currency basis).
•	Adjusted EBITDA[2] of $52.2 million, a 24% decrease from $68.7 million (28% decrease on a constant currency basis).
•	Net loss attributable to Euronet of ($8.7 million) or ($0.16) diluted loss per share, compared with net income of $1.9 million or $0.04 diluted earnings per share.
•	Adjusted earnings per share[3] of $0.23, a 58% decrease from $0.55.
•
Euronet's cash and cash equivalents were $1,145.4 million and ATM cash was $339.9 million, totaling $1,485.3 million as of March 31, 2021, and availability under its revolving credit facilities was approximately $940 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased that both epay and money transfer continued to deliver strong double-digit year-over-year adjusted EBITDA growth for the third consecutive quarter," stated Michael J. Brown, Euronet's Chairman and CEO.  "These strong adjusted EBITDA growth rates were the result of the expansion of our product portfolio distributed through our industry-leading retail-based networks in both segments as well as our leading-edge technology solutions which have allowed us to accelerate our digital expansion. The result of these digital product investments produced transaction growth through digital channels of more than 125% and more than 80% in Money Transfer and epay, respectively."

The stronger than expected first quarter revenue growth rate was the result of continued strength in year-over-year growth trends in epay and Money Transfer transactions. Epay continues to see demand for digital media content and strong mobile top-up sales through digital channels, while Money Transfer transactions remained strong as immigrants continue to prioritize sending money home and the Company's physical and digital networks continue to expand. Additionally, in the EFT Segment we saw somewhat of an irregular pattern during the quarter.  The quarter started with fewer travel restrictions which resulted in year-over-year cross border transaction growth midway through the quarter as we passed the first anniversary of the beginning of COVID-19 lockdown restrictions.  In the later parts of the quarter, we saw the reestablishment of certain governmentally-inspired restrictions. Accordingly, adjusted EBITDA would have been stronger for the quarter had the reestablished restrictions not been imposed which restricted our more profitable cross border transactions. Despite this most recent round of lockdowns, many European countries have already announced the opening of their borders for both European and non-European tourists in time for the summer travel season.

Based on current trends in the business and the current COVID-19 management mandates, the Company anticipates that its second quarter 2021 adjusted EBITDA will be in the range of approximately $75 million to $85 million.

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2021 compared with the same period or date in 2020:

•	Revenues of $87.1 million, a 40% decrease from $145.8 million (43% decrease on a constant currency basis).
•	Operating loss of $40.1 million, a 918% decrease from operating income of $4.9 million (851% decrease on a constant currency basis).
•	Adjusted EBITDA of ($18.1 million), a 172% decrease from $25.2 million (163% decrease on a constant currency basis).
•	Transactions of 925 million, an 18% increase from 785 million.
•	Total of 45,497 installed ATMs as of March 31, 2021, a 10% decrease from 50,725. Operated 36,777 active ATMs as of March 31, 2021, a 13% decrease from 42,176.

Revenue, operating income, and adjusted EBITDA declines in the first quarter 2021 were driven by the impact of fewer high-value cross-border transactions in Europe and Asia Pacific related to the COVID-19 pandemic-driven governmentally imposed border closures and lockdowns. Partially offsetting the high-value transaction declines, the EFT segment realized marginal benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions from an Asia Pacific customer's bank wallet and e-commerce.

The EFT Segment's total installed ATMs were lower than the prior year due to the removal of nearly 2,700 low-margin outsourcing ATMs in India and approximately 2,500 outsourcing ATMs for which the ATM processing was brought in-house. The difference between installed and active ATMs is due to ATMs that have been seasonally closed, or deactivated, due to COVID-19-related travel restrictions.  Euronet-owned active and seasonally de-activated ATMs remained largely consistent year-over-year.

The epay Segment reports the following results for the first quarter 2021 compared with the same period or date in 2020:

•	Revenues of $242.3 million, a 40% increase from $172.9 million (33% increase on a constant currency basis).
•	Operating income of $29.2 million, a 77% increase from $16.5 million (67% increase on a constant currency basis).
•	Adjusted EBITDA of $31.3 million, a 71% increase from $18.3 million (61% increase on a constant currency basis).
•	Transactions of 667 million, a 49% increase from 447 million.
•	Point-of-sale ("POS") terminals of approximately 736,000 as of March 31, 2021, a 1% increase from approximately 732,000.
•	Retailer locations of approximately 345,000 as of March 31, 2021, a 3% increase from approximately 336,000.

First quarter revenue, operating income and adjusted EBITDA growth was driven by continued digital media content growth together with mobile growth in certain markets. First quarter revenue includes the benefit of certain customer promotion activity where revenue was recorded on a gross versus net basis.  This promotion activity more significantly impacts revenue, but is generated from a relatively small number of transactions contributing limited gross profit.

Transaction growth was primarily driven by continued strength in digital media content sales, with particularly strong growth from customers in South America and Asia who have a high volume of low value in-app mobile top-up transactions.

The Money Transfer Segment reports the following results for the first quarter 2021 compared with the same period or date in 2020:

•	Revenues of $324.9 million, a 22% increase from $266.3 million (17% increase on a constant currency basis).
•	Operating income of $35.3 million, a 58% increase from $22.3 million (47% increase on a constant currency basis).
•	Adjusted EBITDA of $44.4 million, a 44% increase from $30.9 million (34% increase on a constant currency basis).
•	Total transactions of 31.2 million, a 14% increase from 27.4 million.
•	Network locations of approximately 475,000 as of March 31, 2021, an 18% increase from approximately 402,000.

First quarter revenue, operating income, adjusted EBITDA and transaction increases were the result of strong 28% growth in U.S. outbound and 27% growth in international-originated money transfers as a result of continued network expansion together with triple-digit growth in direct-to-consumer digital transactions.  Growth was partially offset by declines in the U.S. domestic business. Revenue and operating income expanded faster than transactions as a result of a shift in the mix from lower-value domestic to higher-value cross border transactions, and leveraging a closely managed operating cost structure.

Corporate and Other reports $14.0 million of expense for the first quarter 2021 compared with $12.1 million for the first quarter 2020. The increase in corporate expense for the first quarter is largely due to higher short- and long-term compensation expense.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,145.4 million as of March 31, 2021, compared to $1,420.3 million as of December 31, 2020. The decrease in unrestricted cash and cash equivalents is largely from repayment of borrowings under our revolving credit facilities, partially offset by cash generated from operations of approximately $21 million in the first quarter of 2021.  While the Company continues to believe its $1.1 billion unrestricted cash and cash equivalents balance is more than sufficient to sustain the business through the COVID-19 pandemic, the Company had approximately $340 million of cash in its ATMs on March 31, 2021, which could be re-deployed to operations, giving the Company more than $1.4 billion of cash and cash equivalents with no significant debt principal payments for approximately four years.  In addition, the Company has approximately $940 million of availability under its revolving credit facilities.

Total indebtedness was $1.15 billion as of March 31, 2021, compared to $1.45 billion as of December 31, 2020, with a first maturity date of March 2025.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net (loss) income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP (loss) earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash interest expense, e) non-cash income tax expense (benefit) and f) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 29, 2021, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 36,777 ATMs, approximately 349,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 736,000 POS terminals at approximately 345,000 retailer locations in 60 countries; and a global money transfer network of approximately 475,000 locations serving 159 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2021	December 31,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$1,145.4	$1,420.3
ATM cash	339.9	411.1
Restricted cash	2.9	3.3
Settlement assets	960.3	1,140.9
Trade accounts receivable, net	111.4	117.5
Prepaid expenses and other current assets	253.3	272.8

Total current assets	2,813.2	3,365.9

Property and equipment, net	357.3	378.4
Right of use lease asset, net	171.9	162.1
Goodwill and acquired intangible assets, net	767.9	787.7
Other assets, net	240.5	232.6

Total assets	$4,350.8	$4,926.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$960.3	$1,140.9
Accounts payable and other current liabilities	584.4	654.9
Current portion of operating lease liabilities	51.5	52.4
Short-term debt obligations	6.5	7.2

Total current liabilities	1,602.7	1,855.4

Debt obligations, net of current portion	1,143.0	1,437.6
Operating lease liabilities, net of current portion	120.3	106.5
Capital lease obligations, net of current portion	4.8	6.2
Deferred income taxes	39.7	37.9
Other long-term liabilities	34.5	37.2

Total liabilities	2,945.0	3,480.8

Equity	1,405.8	1,445.9

Total liabilities and equity	$4,350.8	$4,926.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020

Revenues	$652.7	$583.9

Operating expenses:
Direct operating costs	434.5	359.5
Salaries and benefits	115.7	101.2
Selling, general and administrative	58.8	60.8
Depreciation and amortization	33.3	30.8
Total operating expenses	642.3	552.3
Operating income	10.4	31.6

Other income (expense):
Interest income	0.2	0.6
Interest expense	(9.2)	(9.3)
Foreign currency exchange loss	(4.0)	(18.8)
Total other expense, net	(13.0)	(27.5)
(Loss) Income before income taxes	(2.6)	4.1

Income tax expense	(6.1)	(2.4)

Net (loss) income	(8.7)	1.7
Net loss attributable to noncontrolling interests	—	0.2
Net (loss) income attributable to Euronet Worldwide, Inc.	$(8.7)	$1.9

(Loss) earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$(0.16)	$0.04

Diluted weighted average shares outstanding	52,762,845	54,779,321

EURONET WORLDWIDE, INC.
Reconciliation of Net (Loss) Income to Operating (Loss) Income and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2021

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(8.7)

Add: Income tax expense					6.1
Add: Total other expense, net					13.0

Operating (loss) income	$(40.1)	$29.2	$35.3	$(14.0)	$10.4

Add: Depreciation and amortization	22.0	2.1	9.1	0.1	33.3
Add: Share-based compensation	—	—	—	8.5	8.5

(Loss) earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$(18.1)	$31.3	$44.4	$(5.4)	$52.2

	Three months ended March 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$1.7

Add: Income tax expense					2.4
Add: Total other expense, net					27.5

Operating income (expense)	$4.9	$16.5	$22.3	$(12.1)	$31.6

Add: Depreciation and amortization	20.3	1.8	8.6	0.1	30.8
Add: Share-based compensation	—	—	—	6.3	6.3

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$25.2	$18.3	$30.9	$(5.7)	$68.7

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020

Net (loss) income attributable to Euronet Worldwide, Inc.	$(8.7)	$1.9

Foreign currency exchange loss	4.0	18.8
Intangible asset amortization(1)	5.8	5.7
Share-based compensation(2)	8.5	6.3
Non-cash interest accretion(3)	3.9	3.7
Income tax effect of above adjustments(4)	(2.1)	(6.2)
Non-cash GAAP tax expense(5)	1.1	—

Adjusted earnings(6)	$12.5	$30.2

Adjusted earnings per share - diluted(6)	$0.23	$0.55

Diluted weighted average shares outstanding (GAAP)	52,762,845	54,779,321

Effect of anti-dilutive shares not included in GAAP calculation	1,147,911	—
Effect of unrecognized share-based compensation on diluted shares outstanding	455,087	201,873
Adjusted diluted weighted average shares outstanding	54,365,843	54,981,194

(1) Intangible asset amortization of $5.8 million and $5.7 million are included in depreciation and amortization expense of $33.3 million and $30.8 million for the three months ended March 31, 2021 and March 31, 2020, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $8.5 million and $6.3 million are included in salaries and benefits expense of $115.7 million and $101.2 million for the three months ended March 31, 2021 and March 31, 2020, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $3.9 million and $3.7 million are included in interest expense of $9.2 million and $9.3 million for the three months ended March 31, 2021 and March 31, 2020, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net (loss) income and (loss) earnings per share computed in accordance with U.S. GAAP.